Exhibit 10.10

SECOND AMENDMENT TO
AMENDED AND RESTATED ADVISORY AGREEMENT
This SECOND AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT (the “Amendment”), dated March 24, 2015, is between Resource Real Estate Opportunity REIT II, Inc., a Maryland corporation (the “Company”), and Resource Real Estate Opportunity Advisor II, LLC, a Delaware limited liability company (the “Advisor”).
WHEREAS, the Company and the Advisor previously entered that certain Amended and Restated Advisory Agreement dated January 9, 2014, as amended by the First Amendment to the Amended and Restated Advisory Agreement dated October 6, 2014 and as renewed by that certain Renewal Agreement dated December 20, 2014 (the “Agreement”).
WHEREAS, the Company and the Advisor desire to further amend the Agreement to clarify the calculation of asset management fees.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:
1.Defined Terms. Any term used herein that is not otherwise defined herein shall have the meaning ascribed to such term as provided in the Agreement.
2.Amendment to Section 8.02. Pursuant to Section 17.05 of the Agreement, the Company and the Advisor hereby agree that Section 8.02 of the Agreement shall be amended and restated in its entirety as follows:
8.02 Asset Management Fees. The Company shall pay the Advisor as compensation for the services described in Section 3.03 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 1.0% of the Cost of Investments, as of the end of the current month subject to the following adjustments:
(a) For any month in which a Property, Loan or other Permitted Investment is disposed of, the Company shall prorate the portion of the Asset Management Fee related to that specific Property, Loan, or other Permitted Investment by using a numerator equal to the number of days owned during the month of disposal, divided by a denominator equal to the total number of days in such month and add the resulting amount to the fee due for such month; and
(b) For any month in which a Property, Loan or other Permitted Investment is acquired, the Company shall prorate the portion of the Asset Management Fee related to that specific Property, Loan, or other Permitted Investment by using a numerator equal to the number of days in the month less the number of days owned during the month (including the full day of closing), divided by a denominator equal to the total number of days in such month and deduct the resulting amount from the fee due for such month.
The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. Generally, the Asset Management Fee payable to the Advisor for any month shall be paid on the last day of such month, or within the first three business days following the last day of such month. As an example, the Asset Management Fee calculated with respect to the Property, Loans, or other Permitted Investments owned at the end of the month of January shall be due and payable between January 31 and the third business day of February in any year.

The Asset Management Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Asset Management Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.
3.Continuing Effect. Except as otherwise set forth in this Amendment, the terms of the Agreement shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.
4.Counterparts. The parties agree that this Amendment has been or may be executed in several counterparts, each of which shall be deemed an original, and all counterparts shall together constitute one and the same instrument.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

RESOURCE REAL ESTATE OPPORTUNITY REIT II, INC.
By:	/s/ Alan F. Feldman
Alan F. Feldman, Chief Executive Officer

RESOURCE REAL ESTATE OPPORTUNITY ADVISOR II, LLC
By:	/s/ Kevin M. Finkel
Kevin M. Finkel, President